EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Amended and Restated 2005 Stock and Incentive Plan, the Amended and Restated 2000 Employee Stock Purchase Plan, and the New Hire Stock and Incentive Plan of our reports dated February 24, 2009, with respect to the consolidated financial statements and schedule of Illumina, Inc., and the effectiveness of internal control over financial reporting of Illumina, Inc. included in its Annual Report (Form 10-K) for the year ended December 28, 2008, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
San Diego, California
May 29, 2009